EXHIBIT 5

                               Opinion of Counsel

                                 August 31, 2000

Board of Directors
First Defiance Financial Corp.
601 Clinton Street
Defiance, Ohio  43512

Gentlemen:

     We have acted as counsel for First Defiance Financial Corp., an Ohio corporation (the "Company"), in connection with the registration of the common shares of the Company, without par value (the "Common Shares"), pursuant to the First Defiance Financial Corp. Employee Investment Plan (the "Plan"), as described in the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on or about September 1, 2000 (the "Registration Statement"), for the purpose of registering 50,000 Common Shares.

     In connection with this opinion, we have examined an original or copy of, and have relied upon the accuracy of, without independent verification or investigation, (a) the Registration Statement; (b) the Company's Articles of Incorporation, as amended through the date hereof, (c) the Code of Regulations of the Company, as amended through the date hereof ; (d) the minutes of the meeting of the Board of Directors of the Company dated August 21, 2000; and (e) such other representations of the Company and its officers as we have deemed relevant.

     In our examinations, we have assumed the genuineness of all signatures, the conformity to original documents of all documents submitted to us as copies and the authenticity of such originals of such latter documents. We have also assumed the due preparation of share certificates and compliance with applicable federal and state securities laws.

     Based solely upon and subject to the foregoing and the further qualifications and limitations set forth below, as of the date hereof, we are of the opinion that (i) the Plan was adopted by the Board of the Company on August 21, 2000; and (ii) the 50,000 Common Shares in the Registration Statement will be validly issued, fully paid and non-assessable.

     This opinion is limited to the federal laws of the United States and to the laws of the State of Ohio having effect as of the date hereof. This opinion is furnished by us solely for the benefit of the Company in connection with the filing of the Registration Statement and any amendments thereto. This opinion may not be relied upon by any other person or assigned, quoted or otherwise used without our specific written consent.

     We  consent   to  the  filing  of  this   opinion  as  an  exhibit  to  the
aforementioned Registration Statement and to the reference to us in the Registration Statement.

                                      Very truly yours,



                                      /s/ VORYS, SATER, SEYMOUR AND PEASE LLP
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                                      VORYS, SATER, SEYMOUR AND PEASE LLP